EXHIBIT 10.10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement effective as of June 7, 2007 is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Gary R. Larsen (“Employee” or “Player”) and modifies that Employment Agreement entered into between the parties and having an effective date of December 12, 2006 (the “Agreement”). AuthenTec and Player agree as follows:
1.	Paragraph 2.(b)(ii)(B)(I) is deleted from the Agreement in its entirety and replaced with:
(I)	Payment in an aggregate amount equal to nine (9) months of Player’s then-applicable annual Base Compensation, plus an amount equal to 9/12ths of Player’s annual bonus as most recently paid by the Company for the period immediately preceding the year of termination, if any such bonus was achieved, less applicable withholding, payable as a lump sum in Player’s final paycheck.

Payment in an aggregate amount equal to nine (9) months of the COBRA costs associated with continuation of benefits under the Company’s player healthcare benefit plans (medical, dental, prescription) in which Player participated immediately prior to Player’s termination of employment. Payment will be made to the Player as part of Player’s final paycheck.
2.	Paragraph 2.(b)(ii)(B)(III) is deleted from the Agreement in its entirety and replaced with:
(III)	If, employment is terminated Without Cause by the Company or for Good Reason by the Player at any time after the date hereof, and within twelve (12) months after a Change in Control, then Player is entitled to additional vesting of all stock option awards granted to the Player under each stock incentive plan of the Company, such vesting shall be credited as of the date of employment termination such that Player will vest with respect to that number of additional shares that would have vested through the second anniversary of the Change of Control. For example, if Player is terminated within six months of the Change of Control, then Player’s options would vest with respect to an additional 18 months.

The options so vested shall remain exercisable until the later of (i) 90 days after the date the exercise period otherwise terminates or (ii) December 31 of the year in which the exercise period otherwise would terminate; provided, however, that to the extent any stock options are “incentive stock options”, such options shall cease to be “incentive stock options”. The parties acknowledge and agree that this letter serves to amend the applicable stock option grant agreements to comport with the provisions set forth herein.

3.	The following paragraph will be inserted in the Agreement after Paragraph 4(f) (ii):
(iii)	If the Company shall fail to make the payments provided for herein and is in breach hereof at the time of termination (no inference being created that the Company shall have any right to withhold payment), Player shall be entitled to retain counsel at the Company’s expense to receive advice regarding Player’s rights hereunder; the Company also agrees to advance as incurred (upon receipt of Player’s undertaking to repay if the Company shall prevail in the arbitration) the reasonable fees and expenses of counsel for such advice or for bringing or defending any proceedings arising directly or indirectly out of this agreement. Player shall also be entitled to receive interest (at the Wall Street Journal prime rate) on any overdue payments of severance compensation (accruing from the tenth day after termination) or expenses hereunder.
4.	Notwithstanding anything in this letter agreement to the contrary, if the Player remains in the continuous employment of the Company for a period of twelve (12) months following a Change of Control, Player shall be entitled at such time to an additional twelve (12) months of vesting of all stock options awards granted to Player under each stock incentive plan of the Company.
Notwithstanding anything to the contrary contained herein, in the event that the Company determines that any payments under this letter agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such payments shall not be made until six months after Player’s separation from service to the extent necessary to avoid the imposition upon Player of the additional 20% tax under Section 409A. The Company and Player agree that it and Player will execute any and all amendments to this letter agreement as is mutually agreed in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A or as otherwise needed to ensure that this letter agreement complies with Section 409A.
IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

THE COMPANY
AuthenTec, Inc.
PLAYER:

By:	/s/ Anthony Iantosca
	Name:	Anthony Iantosca
	Title:	Vice President

/s/ Gary R. Larsen

Gary R. Larsen

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